SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 14A
                            SCHEDULE 14A INFORMATION

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the registrant  [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:
[ ]     Preliminary proxy statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]     Definitive proxy statement
[ ]     Definitive additional materials
[X]     Soliciting material pursuant to Rule 14a-12

                                 RES-CARE, INC.
                (Name of Registrant as Specified in Its Charter)

                                       N/A
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

         [ ]      No fee required.

         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transactions applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price of other underlying value of transaction computer pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:

         (2)      Form, schedule or registration statement no.:

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         (3)      Filing party:

         (4)      Date filed:

Investors are urged to read any relevant documents filed by Res-Care with the Securities and Exchange Commission because they will contain important information. Investors will be able to obtain these documents, when available, for free from the SEC's web site, www.sec.gov or from Res-Care, at 502-394-2100.

Res-Care, Inc. ("Res-Care") may be deemed to be a participant in the solicitation of proxies in respect of the transactions contemplated by the Agreement and Plan of Merger by and among Res-Care, Redwood Acquisition, Inc. and RWD Holdings, Inc.

The participants in this solicitation may include the directors of Res-Care (James R. Fornear, Ronald G. Geary (Chairman), E. Halsey Sanford, Spiro B. Mitsos, Seymour L. Brysan, W. Bruce Lunsford, Olivia F. Kirtley and Vincent D. Pettinelli); and the following officers of Res-Care: Jeffrey M. Cross (Executive Vice President Operations), Paul G. Dunn (Executive Vice President Development), Ralph G. Gronefeld, Jr. (Chief Financial Officer) and Vincent Deran (President, Job Corps).

                       Press Release dated April 12, 2000


     ResCare 10140 Linn Station Road Louisville, Kentucky 40223-3813 Phone:
                          502.394.2100 www.rescare.com

Contact: Nel Taylor
         Vice President of Communications
         (502) 394-2357

                RESCARE ANNOUNCES $700 MILLION BUYOUT TRANSACTION

                   Shareholders To Be Offered $15.75 Per Share

LOUISVILLE, Ky. (April 12, 2000) -- ResCare, Inc. (Nasdaq/NM:RSCR), the nation's leading provider of services to persons with mental retardation and developmental disabilities (MR/DD) and at-risk and special needs youth, today announced the signing of an agreement with an investor group to acquire all of

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the outstanding shares of ResCare common stock. In the proposed transaction, a company formed by The Carlyle Group, Madison Dearborn Partners, Bear Stearns Merchant Banking and members of ResCare's senior management would merge into ResCare. Shareholders would receive $15.75 per share in cash in the proposed transaction. Based on the 24.3 million shares of ResCare common stock currently outstanding, the transaction is valued at approximately $700 million. ResCare's closing stock price on April 11, 2000, was $8.75 per share.

The transaction is subject to customary closing conditions, including approvals by ResCare's shareholders and various regulatory entities. The transaction is also subject to the condition that disinterested shareholders of ResCare cast more votes in favor of the transaction than against it. For this purpose, certain directors and officers of ResCare who have agreed to vote their shares in favor of the merger would not be disinterested. The excluded individuals are the members of management participating in the transaction, as well as James Fornear and Vincent Pettinelli, who are directors and shareholders of the Company and are not participating in the transaction.

The consummation of the transaction is also subject to the closing of a senior credit facility, which will finance a portion of the purchase price. A commitment letter for that facility has been provided by affiliates of Lehman Brothers, Inc. and Bear Stearns & Company. The Company expects to hold a special meeting of its shareholders to consider the transaction in the third quarter of 2000.

ResCare's Board of Directors approved the proposed transaction, which was unanimously recommended by a Special Committee of independent directors that evaluated the offer. The Board and Special Committee received a fairness opinion with respect to the proposed transaction from J.C. Bradford & Co., which served as financial advisor to the Special Committee.

Pursuant to the terms of the Merger Agreement, the Company has agreed not to solicit other acquisition proposals; however, the Board of Directors may consider unsolicited proposals in the exercise of its fiduciary duties.

Robert Dahl, a managing director of The Carlyle Group, said, "ResCare has an excellent performance record and a strong management team, and is well positioned as a high-quality,

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efficient provider of services to persons with MR/DD and at-risk and special needs youth. We are very pleased to be joining with the management team and other financial partners to provide a sound capital base for the Company's continued growth."

The Carlyle Group ("Carlyle") is a global diversified investment firm, based in Washington D.C., with more than $10 billion of capital under management. Carlyle has developed a distinctive proven investment strategy that integrates industry specialization with broad product knowledge and global reach. Carlyle focuses on investing in specific industries where it has a competitive advantage through in-depth knowledge, strategic relationships and dedicated investment teams. Founded in 1987, Carlyle has demonstrated its success through the completion of approximately 131 transactions to date, investing over $3.8 billion of equity and purchasing more than $12.6 billion of assets.

Madison Dearborn Partners, headquartered in Chicago, is a leading private equity investment firm with more than $7 billion of capital under management. Madison Dearborn Partners focuses on management buyouts and growth equity transactions involving rapidly developing companies. Madison Dearborn Partners has significant investment experience in several specific industries, including communications, basic industries, consumer/e-commerce, health care and financial services.

Bear Stearns Merchant Banking was formed in 1997 as the private investment arm of Bear, Stearns & Co., Inc., a leading global investment bank. In the past three years, BSMB has invested or committed over $300 million in 23 management buyout and growth capital transactions. BSMB is currently finalizing an institutional fund with a $1.5 billion target.

ResCare's services reach approximately 16,200 consumers in 28 states, Washington, D.C. and Canada in its Division for Persons with Disabilities and 10,000 at-risk and special needs youth in 17 states and Puerto Rico in its Division for Youth Services. Now in its 26th year, ResCare employs approximately 29,000 people in the United States, Puerto Rico and Canada. More information about ResCare is available on the Company's web site at .

         The Company from time to time makes forward-looking statements in its public disclosures, including statements relating to revenues that might be

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expected from new or acquired programs and facilities, other statements regarding development and acquisition activities, statements regarding reimbursement under federal and state programs and statements regarding various trends favoring downsizing, de-institutionalization and privatization of government programs. In the Company's filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause the Company's results to differ materially from those contained in such forward-looking statements. Reference is hereby made to such disclosures.

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